UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

     CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2007

RARE HOSPITALITY INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Georgia	0-19924	58-14983126
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

8215 Roswell Road, Building 600, Atlanta, Georgia 30350
(Address of principal executive offices) (Zip Code)

(770) 399-9595
(Registrant’s telephone number, including area code)

☐     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b)) Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

     On October 1, 2007, Darden Restaurants, Inc., a Florida corporation (“Darden”), and RARE Hospitality International, Inc., a Georgia corporation (the “Company” or “RARE”), disclosed the successful completion of the tender offer by Surf and Turf Merger Corp., a Georgia corporation and a wholly owned subsidiary of Darden (“Surf & Turf”), to acquire all outstanding shares of common stock of RARE (the "Shares"), at a price of $38.15 per share in cash, and the acceptance for payment of the Shares. Also on October 1, 2007, Darden and RARE disclosed the filing of a Certificate of Merger with the Secretary of State of the State of Georgia, whereupon the merger of Surf & Turf with and into RARE (the “Merger”) became effective.

Item 1.01     Entry into a Material Definitive Agreement.

     On October 1, 2007, the Indenture, dated as of November 22, 2006, between RARE and The Bank of New York Trust Company, N.A., as Trustee (the “Convertible Notes Indenture”) relating to RARE’s $125,000,000 aggregate principal amount 2.50% Convertible Senior Notes due 2026 (the “Notes”) was amended as the result of a successful consent solicitation by RARE. For further details on the amendment of the Convertible Notes Indenture, see Item 3.03 below.

     On October 1, 2007, the Registration Rights Agreement, dated as of November 22, 2006, between RARE and Wachovia Capital Markets LLC as representative of the several Purchasers named in the Purchase Agreement, dated as of November 22, 2006 (the “Registration Rights Agreement”), relating to the Notes was amended as the result of the successful consent solicitation by RARE to permit RARE to terminate it for any reason without the further consent of or prior notice to the parties thereto.

Item 1.02     Termination of a Material Definitive Agreement.

     As required by the Merger Agreement (as defined in item 5.01 below), on October 1, 2007, the Third Amended and Restated Credit Agreement dated July 22, 2005 by and among the Company, as borrower, Wachovia Bank, National Association ("Wachovia"), as administrative agent, and the lenders from time to time party thereto was terminated, and no amounts remain outstanding thereunder.

     Wachovia and its affiliates have provided financial services to RARE and Darden from time to time, including providing advisory services to RARE in connection with the Merger. Wachovia also serves as Darden’s central bank for cash concentration and electronic payments. Wachovia Bank of Georgia, N.A., an affiliate of Wachovia, is the lender under Darden’s ESOP loan agreement under which $17,808,000 million was outstanding as of September 21, 2007.

     As described in Item 3.03 below, on October 1, 2007, the Registration Rights Agreement (as defined in Item 3.03 below) was terminated.

Item 2.04     Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

     As reported in Amendment No. 5 to Schedule 14D-9 filed by RARE on October 1, 2007, as a result of the acceptance for payment of the Shares that were validly tendered in the tender offer and not withdrawn, a “fundamental change”, as such term is defined in the Convertible Notes Indenture, took place, allowing the Notes to be convertible for a period of 30 business days into $1,078.38 per $1,000 aggregate principal amount of Notes plus accrued but unpaid interest through the date immediately preceding the conversion date. The aggregate conversion value of all outstanding Notes is $134,797,026.07 plus accrued interest.

     In addition, each converting holder who validly delivered (and did not withdraw) a consent pursuant to RARE’s recent consent solicitation with respect to the Notes will also receive a consent fee.

Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

     As a result of the Merger, RARE no longer fulfills the numerical listing requirements of the NASDAQ Global Select Market (“NASDAQ”). Accordingly, on October 1, 2007, at RARE’s request, NASDAQ filed with the Securities and Exchange Commission a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on Form 25, thereby effecting the delisting of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act.

Item 3.03     Material Modification to Rights of Security Holders.

     On October 1, 2007, the Convertible Notes Indenture was amended to eliminate certain covenants requiring the Company to provide information to the holders of Notes and to provide for the payment of accrued but unpaid interest to converting holders, and the Registration Rights Agreement was amended and terminated, in each case as a result of a successful consent solicitation. The primary effect of the termination of the Registration Rights Agreement is that RARE is no longer required to maintain an effective shelf registration statement covering resales of the Notes under the Securities Act of 1933, as amended.

Item 5.01     Changes in Control of Registrant.

     The information disclosed in the Introductory Note is hereby incorporated by reference. On October 1, 2007, pursuant to the terms of the Agreement and Plan of Merger, dated as of August 16,

2007, among RARE, Darden and Surf & Turf (the “Merger Agreement”), Surf & Turf was merged with and into the Company, with the Company continuing as the surviving corporation in the Merger.

     As a result of the Merger, all Shares not tendered in the Offer (other than (i) treasury shares and Shares that are owned by Darden, Surf & Turf or any other wholly-owned subsidiary of Darden or (ii) Shares that are owned by shareholders who have properly exercised dissenters’ rights under Article 13 of the Georgia Business Corporation Code or (iii) restricted Shares that are converted into restricted shares of Darden common stock) were converted into the right to receive $38.15 per share in cash, without interest. Therefore, as a result of the Merger, the Company became a wholly owned subsidiary of Darden.

     The total purchase price paid by the Darden and Surf & Turf for this acquisition, including fees and expenses and payments to the holders of the Notes of approximately $136.8 million, was approximately $1.4 billion in cash.

     Darden and Surf & Turf funded this acquisition with the proceeds of Darden’s $1.15 billion interim financing facility with Bank of America, N.A. (“BOA”), as administrative agent and sole lender, and the remainder with a drawing under its $750 million revolving line of credit with BOA, as administrative agent, and other lenders. The revolving Credit Agreement and the 364-Day Credit Agreement governing these financing facilities have been filed as Exhibit 10.1 and 10.2 to the Form 8-K filed by Darden on September 24, 2007 and are incorporated herein by reference.

     The foregoing description of the Merger Agreement and related transactions does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement, a copy of which was previously disclosed as Exhibit 2.1 to Form 8-K filed by RARE on August 17, 2007 and is incorporated herein by reference.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On October 1, 2007, in accordance with the Merger Agreement, upon the acceptance of the validly tendered Shares by Surf & Turf, the letters of resignation of the following directors became effective: Messrs. Philip J. Hickey, Jr., Eugene I. Lee, Jr., Carolyn H. Byrd, James D. Dixon, Roger L. Boeve and Dick R. Holbrook. The Company’s Board of Directors adopted by unanimous written consent resolutions appointing certain directors and officers of Darden as directors of the Company to fill vacancies created by such resignations.

     Later on October 1, 2007, immediately after the Effective Time of the Merger (as such term is defined in the Merger Agreement and which occurred on October 1, 2007), the letters of resignation of Messrs. Ronald W. San Martin, Don L. Chapman and Lewis H. Jordan became effective, and the Company’s Board of Directors adopted by unanimous written consent resolutions appointing certain directors and officers of Darden as directors of the Company to fill the vacancies created by such resignations. Such persons were designated for appointment as directors of the Company pursuant to the Merger Agreement.

     Immediately after such appointment, all previous officers of the Company were replaced pursuant to the Merger Agreement, and William R. White, III was appointed as the President  and Treasurer of the Company. The Articles of Incorporation and the Bylaws of the Company were then amended, such that the Company would only have one director, and William R. White, III was appointed as the sole director of the Company.

Item 5.03     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

     Pursuant to Merger Agreement, immediately after the Effective Time, RARE’s Articles of Incorporation were amended and restated in their entirety to conform to the Articles of Incorporation of Surf & Turf as in effect immediately prior to the Effective Time, except that the name of the surviving corporation is RARE Hospitality International, Inc. The Amended and Restated Articles of Incorporation are filed as Exhibit 3.1 hereto and incorporated by reference herein.

     Pursuant to the Merger Agreement, immediately after the Effective Time, RARE’s Bylaws were amended and restated in their entirety to conform to the Bylaws of Surf & Turf, as in effect immediately prior to the Effective Time, except that the name of the surviving corporation is RARE Hospitality International, Inc. Later on October 1, 2007, the Bylaws of the Company were further amended and restated to make certain additional changes. The Amended and Restated Bylaws are filed as Exhibit 3.2 hereto and incorporated by reference herein.

Item 9.01     Financial Statements and Exhibits.

    (d)     Exhibits

    The following exhibits are filed as part of this report:

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation of the Company.

3.2	Amended and Restated Bylaws of the Company.

99.01	Press release issued by RARE Hospitality International, Inc., dated October 2, 2007.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RARE Hospitality International, Inc.
(Registrant)

Date: October 5, 2007	By: /s/ William R. White, III
Name: William R. White, III
Title: President and Treasurer

EXHIBIT INDEX

3.1                                  Amended and Restated Articles of Incorporation of the Company

3.2                                  Amended and Restated Bylaws of the Company

99.01                              Press release issued by RARE Hospitality International, Inc., dated October 2, 2007.